Exhibit 99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14  of our report dated July 26, 2018, relating to the financial statements and financial highlights of PNC Intermediate Bond Fund and PNC Total Return Advantage Fund, each a series of PNC Funds, appearing in the Annual Report on Form N-CSR of PNC Funds for the year ended May 31, 2018,  and  to  the  references  to  us  under  the  headings “Experts” in the Proxy Statement and Prospectus, “Representations and Warranties of the Acquiring Fund” and “Representations and Warranties of the Acquired Fund” in Exhibit A of the Proxy Statement and Prospectus, and “Financial Highlights” in  the  Statement of Additional Information, each of which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 2, 2018